Exhibit 99.1

Contacts:

Investors

John C. Doyle, Renovis, Inc.

(650) 266-1407

doyle@renovis.com

Media

Emily Faucette, WeissComm Partners

415-946-1066

emily@weisscommpartners.com

RENOVIS REPORTS FOURTH QUARTER AND

FULL YEAR 2006 FINANCIAL RESULTS

South San Francisco, California – March 1, 2007 – Renovis, Inc. (Nasdaq: RNVS), a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases, today announced financial results for the fourth quarter and year ended December 31, 2006.

Highlights

“The failure of NXY-059 was a disappointment but we made important progress during 2006 in our internal drug discovery programs. Each of the company’s late-stage preclinical programs has the potential to yield best or first-in-class treatments for major medical needs in neurological and inflammatory disease indications,” said Corey S. Goodman, Ph.D., President and Chief Executive Officer. “As a result of the excellent work of our dedicated employees, the VR1 antagonist program with Pfizer is poised to enter clinical development this year and our P2X7 and P2X3 antagonist programs are on track to start clinical studies next year for inflammation and pain indications. If successful, these programs will be the first internally generated product candidates at Renovis to enter the clinic so we expect 2007 to be an exciting year for the Company.”

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Pfizer Collaboration: Our collaboration with Pfizer to identify, develop, and commercialize VR1 antagonists for pain and other major medical needs began in the second quarter of 2005. In June 2006, Pfizer nominated a product candidate from the collaboration for IND-enabling studies which triggered a $1.5 million milestone payment to Renovis. In 2007, we expect the program to enter the clinic and that Pfizer will nominate an additional product candidate for IND-enabling studies. If achieved, both milestones would result in payments by Pfizer to Renovis. The funded research period under the collaboration is scheduled to end in June 2007. Pfizer has an option to extend the research period for an additional year on 90 days written notice to Renovis, subject to additional funding requirements.

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Purinergic Receptor Antagonists: Based on our progress in 2006 and our planned activities in 2007, our unpartnered, late-stage preclinical programs focused on developing antagonists of the purinergic receptors P2X7 and P2X3 (and P2X2/3) are expected to enter clinical development in 2008. We recently announced the selection of a lead candidate from the P2X7 program for IND-enabling studies and we expect to select a P2X3 (and P2X2/3) lead candidate later this year. Antagonists of the P2X7 receptor have potential to treat inflammatory conditions such as rheumatoid arthritis, irritable bowel disease, and chronic obstructive pulmonary disease. Antagonists of the P2X3 (and P2X2/3) receptor are expected to be useful for the treatment of multiple inflammatory and neuropathic pain conditions as well as the treatment of urinary disorders such as overactive bladder.

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Genentech Collaboration: Our collaboration with Genentech is focused on protein therapeutics with potential utility in the treatment of cancer and nerve growth. Genentech’s research and development efforts in the collaboration are focused in the area of cancer and ours have been focused on investigating potential applications in the area of nerve growth. The funded research period under this agreement ended in the first quarter of 2006. Each company is eligible to receive milestone payments and single-digit royalties on products successfully developed by the other under the collaboration.

2006 Financial Results

Revenue for the quarter and year ended December 31, 2006 was $2.2 million and $10.4 million, respectively, compared with $2.6 million and $6.6 million during the corresponding periods in 2005. Revenue during both years was derived from our collaboration agreements with Pfizer and Genentech. During 2006, revenue recognized from the Pfizer collaboration totaled $10.1 million versus $4.3 million in 2005, as the collaboration commenced in the middle of 2005 and we received a $1.5 million milestone payment under the agreement in 2006. While revenue from the Pfizer collaboration increased in 2006, the funded research period under our collaboration with Genentech ended in the first quarter of 2006. Consequently, revenue from the Genentech collaboration decreased to $0.3 million in 2006 compared with $2.3 million in 2005.

Research and development expenses for the quarter and year ended December 31, 2006 were $7.4 million and $28.1 million, respectively, compared to $7.1 million and $30.7 million during the corresponding periods in 2005. Research and development expenses increased by approximately $0.3 million or 4.2% during the fourth quarter of 2006 versus the comparable period in 2005. The $2.6 million or 8.5% decrease in research and development expenses for the year ended December 31, 2006 as compared to 2005 primarily reflects lower clinical development expenses as a result of our decisions to end two clinical development programs in 2005. The reduction in clinical development expenses was partially offset by increased investments in our late-stage preclinical programs focused on identifying and developing antagonists of the purinergic receptors, P2X7 and P2X3, as well as certain exploratory drug discovery programs. During 2006, research and development expenses included $4.8 million in share-based compensation expense following our adoption, on January 1, 2006, of Statement of

Financial Accounting Standards No. 123R, Share-Based Payment (SFAS 123R), compared with $2.4 million in 2005 that we recorded under our previous method of accounting for share-based compensation. We expect research and development expenses (excluding non-cash, stock-based compensation expense and approximately $0.9 million in restructuring expense that we recorded in the first quarter of 2007) to decrease further in 2007 as compared to 2006 following our recent restructuring in January 2007.

General and administrative expenses for the quarter and year ended December 31, 2006 were $3.9 million and $15.6 million, respectively, compared to $2.3 million and $10.1 million during the corresponding periods in 2005. During the fourth quarter and year ended December 31, 2006, general and administrative expenses included share-based compensation expense of $1.3 million and $5.2 million, respectively, following our adoption, on January 1, 2006, of SFAS 123R. This is compared with $0.3 million and $1.4 million, respectively, in 2005 when we used the intrinsic value method in accordance with our previous method of accounting for share-based compensation. In addition to the increases in general and administrative expenses associated with our adoption of SFAS 123R, we incurred higher compensation expenses for personnel hired in our legal, investor relations, corporate development, and human resources functions during 2006 as well as certain outside services associated with market research and public relations activities. We expect these expenses (excluding non-cash, stock-based compensation expense and approximately $0.2 million in restructuring expense that we recorded in the first quarter of 2007) to decrease in 2007 as a result of our restructuring in January 2007 as well as our broader efforts to reduce spending on general and administrative activities.

Other income, which consists primarily of interest income, was $1.2 million and $4.9 million during the quarter and year ended December 31, 2006 respectively, compared with $1.1 million and $2.2 million during the corresponding periods in 2005. The increases resulted from the combined effects of higher cash and investments balances and higher interest rates. Our average cash and investments balances increased in 2006 versus 2005 as a result of a public offering we completed in September 2005 that raised net proceeds of $50.4 million.

Net loss for the fourth quarter of 2006 was $8.0 million, or $0.27 per share, compared to $5.7 million, or $0.20 per share, for the corresponding period in 2005. Net loss for the year ended December 31, 2006 was $28.4 million, or $0.97 per share, compared to $32.0 million, or $1.24 per share, for 2005.

At December 31, 2006, Renovis had $99.1 million in cash, cash equivalents and short-term investments.

2007 Financial Guidance

Financial projections involve a high level of uncertainty due, among many factors, to the variability involved in predicting requirements of drug discovery and clinical development activities and the potential for Renovis to enter into new licensing agreements or strategic collaborations. We plan to update financial guidance for 2007, as necessary, when we release results for each quarter or upon the announcement of material corporate events.

For the year ending December 31, 2007, the Company presently anticipates:

•	total contract revenue from existing agreements of $4.3 million to $8.8 million; and

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total operating expenses of $28.0 million to $32.0 million, excluding non-cash, stock-based compensation to be recognized in accordance with SFAS No. 123R and $1.1 million in restructuring expense that we recorded in the first quarter of 2007.

About Renovis

Renovis is a biopharmaceutical company focused on the discovery and development of drugs for major medical needs in the areas of neurological and inflammatory diseases. The Company’s proprietary research programs focus on purinergic receptors for the potential treatment of pain and inflammatory diseases. In addition, Renovis has a worldwide collaboration and license agreement with Pfizer to research, develop and commercialize small molecule vanilloid receptor (VR1) antagonists, and a research and development collaboration with Genentech to discover and develop anti-angiogenesis drugs and drugs that promote nerve re-growth following nervous system injury.

For additional information about the company, please visit www.renovis.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future financial results, future revenues, future cost savings, future operating expenses, future preclinical and clinical development, plans and objectives of management are forward-looking statements. We may not actually achieve these plans, intentions or expectations and Renovis cautions investors not to place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors that could cause actual results or events to differ materially from the forward-looking statements that we make are described in greater detail in the reports we file with Securities and Exchange Commission, including the “Risk Factors” section of our Quarterly Report on Form 10-Q, which was filed with the Securities and Exchange Commission on November 8, 2006, and our Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on March 14, 2006. Renovis is providing this information as of the date of this press release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

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RENOVIS, INC.

Condensed Statements of Operations

(All amounts in thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Contract revenue	$2,150	$2,644	$10,428	$6,647

Operating expenses:
Research and development	7,400 (1)	7,112 (2)	28,112 (1)	30,724 (2)
General and administrative	3,946 (1)	2,340 (2)	15,595 (1)	10,087 (2)

Total operating expenses	11,346	9,452	43,707	40,811

Loss from operations	(9,196)	(6,808)	(33,279)	(34,164)

Other income (expense)	1,220	1,098	4,903	2,184

Net loss	(7,976)	(5,710)	(28,376)	(31,980)

Basic and diluted net loss per share	$(0.27)	$(0.20)	$(0.97)	$(1.24)

Shares used to compute basic and diluted net loss per share	29,389,130	28,848,414	29,213,098	25,722,393

(1)	As of January 1, 2006, we account for employee share-based compensation expense under the fair value method in accordance with FAS 123R. As we adopted the modified prospective transition method, results for prior periods have not been restated to account for share-based compensation under the fair value method for GAAP purposes. For the three and twelve months ended December 31, 2006, share-based employee compensation expense of $1.4 million and $4.8 million was included in research and development and $1.3 million and $5.2 million was included in general and administrative expense, respectively.
(2)	Prior to January 1, 2006, we accounted for employee share-based compensation under Accounting Principles Board, Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). In accordance with APB 25, we used the intrinsic value method to account for employee share-based compensation expense. For the three and twelve months ended December 31, 2005, we have reclassified $0.4 million and $2.4 million to research and development and $0.3 million $1.4 million to general and administrative expense, respectively, for amortization of employee share-based compensation that was previously shown as a separate line item in our statement of operations. This amortization of share-based compensation expense as measured under APB 25 related to stock options granted prior to December 31, 2003, for which the exercise price of the stock options was lower than the fair value of our common stock on the grant date as estimated for financial reporting purposes.

RENOVIS, INC.

Condensed Balance Sheets

(in thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)	(1)
Assets:
Cash and cash equivalents	$41,958	$8,149
Short-term investments	57,149	110,740
Prepaids and other current assets	928	1,082

Total current assets	100,035	119,971

Property and equipment, net	7,052	6,428
Other long-term assets	214	213

	$107,301	$126,612

Liabilities and stockholders’ equity:
Current liabilities	$10,531	$11,642
Long-term liabilities	3,684	6,372

Stockholders’ equity	93,086	108,598

	$107,301	$126,612

(1)	Derived from audited financial statements at that date.